RCI Appoints Elaine Martin and Allan Priaulx to Board of Directors

HOUSTON—August 8, 2019—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) today announced Elaine J. Martin and Allan Priaulx have been named as independent members of the Board of Directors and to its Audit Committee. This expands Board membership to seven following the resignation of Steve L. Jenkins from the Board.

“We are pleased to welcome Elaine Martin, a highly successful Houston entrepreneur, and Allan Priaulx, an experienced communications industry executive, as we continue to implement a strong corporate and accounting governance program,” said Eric Langan, Chairman, President and CEO.

Elaine J. Martin

Ms. Martin is co-founder and general partner of two privately-held Houston area enterprises for which she provides a broad array of management and accounting functions on a day-to-day basis.

In 1993, she co-founded Medco Manufacturing LLC, which develops, manufactures and sells, under Food and Drug Administration (FDA) guidelines, equipment and disposable products used by plastic surgeons in domestic and international markets. In 1989, she co-founded Aero Tech Aviation LLC, which trains foreign nationals for the Federal Aviation Administration (FAA) Air Frame and Power Plant examination, for their license to repair US-origin aircraft.

Earlier in her career, Ms. Martin was a Registered Nurse specializing in cosmetic surgery. She received her BS in Biology and Chemistry and her MS in Nursing from Houston Baptist University. Her volunteer activities have included serving as a member of the Board of Directors of Texas A&M University Mothers’ Club (Aggie Moms).

Allan Priaulx

Mr. Priaulx has more than 45 years of experience in the communications industry.

Earlier in his career, Mr. Priaulx was Vice President and General Manager of King Features Division of Hearst Corporation, in charge of worldwide newspaper activities and product licensing. He was also publisher of American Banker, a leading trade publication in the financial services industry, when it was owned by Thomson Financial. In 1993, he founded Resource Media Group, a New York-based financial media and investor relations firm. His clients included a wide range of companies, including RCI Hospitality Holdings, Inc., for which he provided public and investor relations services from 1994 to 2013.

Mr. Priaulx has been retired since 2014. He attended Dartmouth College and University of Southampton in the U.K. He has also completed graduate-level courses at INSEAD Business School in France and the Wharton School of the University of Pennsylvania. His volunteer activities have included serving as national vice president of United Cerebral Palsy.

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About RCI Hospitality Holdings, Inc. (Nasdaq: RICK)

With more than 40 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in gentlemen’s clubs and sports bars/restaurants. Clubs in New York City, Chicago, Dallas/Ft. Worth, Houston, Miami, Minneapolis, St. Louis, Charlotte, Pittsburgh, and other markets operate under brand names, such as Rick’s Cabaret, XTC, Club Onyx, Vivid Cabaret, Jaguars, Tootsie’s Cabaret, and Scarlett’s Cabaret. Sports bars/restaurants operate under the brand name Bombshells Restaurant & Bar. Please visit http://www.rcihospitality.com

Media & Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com

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